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EXHIBIT 21.1

CGI Holding Corporation, a Nevada corporation, is the parent company of:

WebSourced, Inc., a North Carolina corporation;
Cherish, Inc., a Florida corporation;
MarketSmart Advertising, Inc., a North Carolina corporation;
Rightstuff, Inc. d/b/a Bright Idea Studio, a North Carolina corporation;
CheckUp Marketing, Inc., a North Carolina corporation;
Ozona Online Network, Inc., a Florida corporation;
KowaBunga! Marketing, Inc., a Michigan corporation;
PrimaryAds, Inc., a New Jersey corporation;

Cherish, Inc. is the parent company of Personal Plus, Inc., a Florida corporation.

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  EXHIBIT 21.1